Exhibit 5.1

MILLER & MARTIN PLLC

Suite 1000 Volunteer Building

832 Georgia Avenue

CHATTANOOGA TENNESSEE 37402-2289

(423) 756-6600

FAX (423) 785-8480

August 13, 2004

Next, Inc.

7625 Hamilton Park Drive

Suite 12

Chattanooga, TN 37421

Re:	Form SB-2 Registration Statement of Next, Inc.;

Registration of 2,100,000 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Next, Inc. (the “Company”) in connection with the execution and filing of the Company’s Registration Statement on Form SB-2, filed with the Securities and Exchange Commission (the “Registration Statement”), providing for the registration of 2,100,000 shares of Common Stock of the Company (the “Shares”). We are rendering this opinion to you pursuant to Item 601(b)(5) of Regulation S-K.

In furnishing this opinion, we have examined such corporate and other records as we have deemed necessary or appropriate to provide a basis for the opinion set forth below. This opinion is given as of the date hereof and is based upon facts and conditions presently known and laws and regulations presently in effect.

On the basis of the foregoing, we are of the opinion that the Shares have been legally issued and are fully paid and nonassessable shares of Common Stock of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Miller & Martin PLLC

Miller & Martin PLLC